UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Earliest Event Reported: October 26, 2010

General Moly, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-32986	91-0232000
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

1726 Cole Blvd., Suite 115 Lakewood, CO 80401
(Address of principal executive offices, including zip code)

(303) 928-8599
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On March 4, 2010, General Moly, Inc. (the “Company”) and Hanlong (USA) Mining Investment, Inc. (“Hanlong”), an affiliate of Sichuan Hanlong Group, a large privately held Chinese company, signed a Securities Purchase Agreement (the “Purchase Agreement”) and certain other agreements as previously disclosed in the Company’s filings with the Securities and Exchange Commission.  On July 30, 2010, the Company and Hanlong executed an amendment to the Purchase Agreement extending certain deadlines.

On October 26, 2010, the Company announced that it and Hanlong have executed an amendment to the Purchase Agreement setting the closing of Hanlong’s $40 million purchase of the first tranche of equity in the Company, representing a 12.5% fully diluted stake and approximately 12 million shares, on December 20, 2010.  The parties have agreed that the publication of the Mt. Hope project’s Draft Environmental Impact Statement (DEIS) is no longer a condition precedent to Hanlong’s first tranche equity investment.  Timely publication of the DEIS does, however, remain a requirement of the entire agreement and, in conjunction with this amendment, the required date for DEIS publication has been extended to May 31, 2011 from February 28, 2011, although the Company does not currently estimate the additional time to be required.

On October 26, 2010, the Company issued a press release announcing the amendment and the acceleration of funding of the first tranche.  A copy of the press release is attached hereto as Exhibit 99.1.

Item 2.02 Results of Operations and Financial Condition

On October 29, 2010, the Company issued a press release announcing its unaudited financial results for the quarter and nine months ended September 30, 2010.  A copy of the press release is attached hereto as Exhibit 99.2.

The information contained in this Item 2.02 and in Exhibit 99.2 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

99.1	Press Release of General Moly, Inc. dated October 26, 2010.
99.2	Press Release of General Moly, Inc. dated October 29, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL MOLY, INC.

Dated:	October 29, 2010	By:	/s/ David A. Chaput
David A. Chaput
Chief Financial Officer